Exhibit 23.3

February 10, 2006

Re:                  Amendment No. 1, dated February 3, 2006, to the Registration Statement of Grupo Aeroportuario del Pacifico, S.A. de C.V. on Form F-1 (No. 333-131220) as filed with the Securities and Exchange Commission on January 23, 2006 (the “Registration Statement”)

We hereby consent to the reference to us under the heading “Validity of Securities” in the Prospectus constituting part of the Registration Statement on Form F-1.  In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission.

CLEARY GOTTLIEB STEEN & HAMILTON LLP

By	/s/ Jorge U. Juantorena
Jorge U. Juantorena, a Partner